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                                                                  EXHIBIT 3.5

                        CERTIFICATE  OF  INCORPORATION
                                      OF
                              PSS DELAWARE, INC.


     FIRST:  The name of the corporation is PSS Delaware, Inc.

     SECOND: The registered office of the corporation in the State of Delaware is located at 900 Market Street, Second Floor, Wilmington, Delaware, County of New Castle 19801. The registered agent of the corporation at that address is Griffin Corporate Services, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The corporation shall have authority to issue three thousand (3,000) shares of common stock, having a par value of One Dollar ($1.00) per share.

     FIFTH: The corporation shall indemnify directors and officers of the corporation to the fullest extent permitted by law.

     SIXTH: The directors of the corporation shall incur no personal liability to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the corporation shall continue to be subject to
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liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

     SEVENTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the corporation. The directors need not be elected by ballot unless required by the bylaws of the corporation.

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     EIGHTH:   Meetings of the stockholders may be held within or outside of the
State of Delaware. The books of the corporation will be kept (subject to the provisions contained in the General Corporation Law) within or outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

     NINTH:    In the furtherance and not in limitation of the objects, purposes and powers prescribed herein and, conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

     TENTH:    The corporation reserves the right to amend or repeal any
provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     ELEVENTH: The name and mailing address of the incorporator is Gordon W. Stewart, Esquire, 1201 Market Street, Suite 1700, Wilmington, Delaware 19801.

     TWELFTH: The powers of the incorporator shall terminate upon the election of directors.

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     I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereunto set my hand this 13th day of December, 1995.

                                          /s/ Gordon W. Stewart
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                                          Gordon W. Stewart
                                          Incorporator

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